Exhibit 99.(d)(xxii)

Expense Limitation Agreement

This Expense Limitation Agreement (the “Agreement”) is made and entered into this 27th day of January 2022 between Lord Abbett Distributor LLC (“Lord Abbett Distributor”), and Lord Abbett Securities Trust (the “Trust”) with respect to Lord Abbett Micro Cap Growth Fund (the “Fund”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.	Lord Abbett Distributor agrees for the same time period set forth in paragraph 2 below to waive the Fund’s 0.10% Rule 12b-1 fee for Class F.

2.	This Agreement will become effective from March 1, 2022 through February 28, 2023. This Agreement may be terminated only by the Board of Trustees of the Trust upon written notice to Lord, Abbett & Co. LLC.

[Signatures follow on next page]

IN WITNESS WHEREOF, Lord Abbett Distributor and the Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, as of the day and year first above written.

LORD ABBETT SECURITIES TRUST

By:	/s/John T. Fitzgerald
John T. Fitzgerald
Vice President and Assistant Secretary

LORD ABBETT DISTRIBUTOR LLC
By:	LORD, ABBETT & CO. LLC

By:	/s/Lawrence B. Stoller
Lawrence B. Stoller
Member and General Counsel